Exhibit 99


PRESS RELEASE                       LIFE SCIENCES RESEARCH, INC.
                                    (OTCBB: LSRI)

                                    PO Box 2360
                                    Mettlers Road
                                    East Millstone, NJ 08875-2360

                                    For Further Information:
                                    Richard Michaelson
                                    Phone:   US: (732) 649-9961
                                    e-mail: LifeSciencesResearch@LSRinc.net

May 26, 2004

              LSR ANNOUNCES INDICTMENTS OF ANIMAL RIGHTS EXTREMISTS

East Millstone,  New Jersey, May 26, 2004 - Life Sciences Research, Inc. (OTCBB:
LSRI) announced today it has been informed that SHAC and the American leaders of the animal rights campaign against our Company were arrested and indicted this morning on federal charges of stalking, conspiracy, and violation of the Animal Enterprise Terrorism Act.

The Company is heartened by the US Department of Justice's determination to see justice done. So many people have been victimized by this lawless campaign. These indictments are in keeping with this nation's long tradition of standing up to bullies and demonstrate the United States' continued determination to insure the safety of its people. We welcome these actions, and we are grateful for the work being done by Department of Justice and the tremendous effort and support we have seen by the FBI's Joint Terrorism Task Force and other law enforcement agencies that have worked together on these investigations.

Life Sciences Research, Inc. is a global contract research organization providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

This announcement contains statements that may be forward-looking as defined by the USA's Private Securities Litigation Reform Act of 1995. These statements are based largely on LSR's expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR's control, as more fully described in the Company's Form 10-K for the fiscal year ended December 31, 2003, as filed with the US Securities and Exchange Commission.

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